Exhibit 99.1

PR Contact:	Investor Relations Contact:
Zac Rivera	John Stiles
zrivera@maloneyfox.com	investor-relations@puredepth.com
646-356-8312	314-994-0560

PureDepth™ Announces Kristin Bowman appointed to Board of Directors

David Hancock Steps Down from Board

REDWOOD SHORES, California - July 2, 2007 - PureDepth, Inc. (OTC: PDEP), a global leader in next-generation display technologies and the pioneer of Multi-Layer Display (MLD™) technology, today announced Kristin Bowman, Managing Director of New Zealand Operations, was appointed to the Board of Directors of the Company.  The company has also announced David Hancock has stepped down from the Board of Directors.

“Kristin has played a significant role managing and directing our R&D, Engineering, and Strategic Relationships,” said PureDepth CEO Thomas L. Marcus. “Her in-depth knowledge of our technology and capabilities will provide great insight for the board.”

“In addition to my current responsibilities, I am pleased to represent PureDepth’s shareholders,” said Kristin Bowman. “I believe there are significant opportunities for our technology to become a standard in the industry.”

“I want to thank David for his support of the company,” said PureDepth CEO Thomas L. Marcus. “He has been a champion for the company through our early growth stages.”

Kristin Bowman leads PureDepth's New Zealand operations as Managing Director and has served as the Chief Operating Officer of PureDepth, Inc. from 2005 to [MONTH], 2007. Prior to that, Ms. Bowman served as the PureDepth Group's Vice President of Business Operations from September 2004 until April 2005. Prior to that, she worked extensively in corporate and investment financing law in both New Zealand and London, Ms. Bowman was a partner of a 150-year-old leading New Zealand law firm in their Business and Taxation Team from 2001 until 2004. She also served as General Counsel for a then newly-listed entity, Auckland International Airport Limited, from 1999 to 2001. Ms. Bowman serves on the Board of Soccer New Zealand. Ms. Bowman received a First Class Honors degree in law from New Zealand's International University, Auckland University, and continues to hold a current practicing certificate as a barrister and solicitor of the Supreme Court of New Zealand.

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PureDepth’s MLD technology is an LCD-layered, multi-dimensional (using real depth between two or more LCD panels) viewing innovation. It enables users to simultaneously view two separate fields of data on one monitor. By overlaying two or more separate image planes within a single monitor, MLD provides true depth of vision. It enhances the visual experience by giving users the ability to more quickly process time-critical data as well as better assimilation and comprehension of data of any kind.

About PureDepth
PureDepth (www.puredepth.com) is an innovative technology company transforming the visual display experience by delivering award-winning MLD technology. Backed by 47 approved and over 70 pending patents, this breakthrough in visualization is the first display technology that provides Actual Depth™. The Company has a sales, marketing and distribution license agreement with Sanyo Corporation (NASDAQ: SANYY) in Japan, a worldwide licensing agreement with International Game Technology (NYSE: IGT) and business opportunities in broad consumer markets. Founded in 1999, the Company is headquartered in Redwood Shores, California, with a research and development center located in New Zealand and offices in Japan.

Forward-Looking Statements
This press release contains certain statements that are "forward-looking statements" and includes, among other things, discussions and disclosures of the Company's expectations for the use of its technology and market for its products, and the likelihood of any resulting products to become widely accepted by the marketplace. Words such as, but not limited to, "may," "likely," "anticipate," "expect" and "believes" indicate forward-looking statements. Although PureDepth believes that the expectations reflected in these forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct or materialize. All phases of PureDepth's business and operations are subject to a number of uncertainties, risks and other influences, most of which are outside its control, and any one or combination of which could materially and adversely affect the results of the Company's operations, and whether any forward-looking statements contained herein ultimately prove to be accurate. Information regarding such risks and uncertainties can be found in the Company’s most recently filed annual report on 10-KSB and other filings that have been made with the SEC.

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PureDepthTM, MLDTMand Actual DepthTM are trademarks of PureDepth, Inc. All other trademarks and registered trademarks are the property of their respective owners, without intent to infringe.